Exhibit 10.34.1
SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (this “Agreement”) is entered into as of the 15th day of August 2008, between Wade Spooner (“Spooner”) and Xfone USA, Inc. (the “Company”).

RECITALS

A.           Spooner was employed by the Company as President and Chief Executive Officer pursuant to an Employment Agreement dated March 10, 2005 (the “Employment Agreement”) which expired on March 10, 2008 and Spooner was notified in writing on March 11, 2008 that the Company was not renewing the Employment Agreement and Spooner’s employment with the Company ended at the close of business on March 11, 2008 (the “Employment Expiration Date”).

B.           Spooner and the Company wish to compromise and settle all claims and issues arising from or related to Spooner’s employment with the Company, on the terms and conditions expressed in this Agreement.

NOW, THEREFORE, based upon the foregoing recitals, in consideration of the mutual terms, covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each party, Spooner and the Company agree as follows:

Section 1
Payments to Spooner

1.1           In full settlement of any and all claims by Spooner against the Company, the Company shall cause to be paid to Spooner the following:

(i)           Cash Payments.  $210,000.00 payable in twenty four (24) bi-monthly payments of $8,750.00 on the 15th and the last day of each month or on the next business day if a payment date falls on either a weekend or holiday beginning following the date that this Agreement is no longer revocable as provided in Section 19 hereof.  The Company agrees to direct deposit these payments to a bank account specified by Spooner in writing to the Company.

(ii)           New Warrants.  300,000 non-tradable warrants (“New Warrants”) to purchase restricted common stock of Xfone, Inc. (“Xfone Common Stock”) which warrants shall be issued upon and subject to the approval of the American Stock Exchange, the Tel-Aviv Stock Exchange and/or any other applicable exchange or market where the Xfone Common Stock is traded (jointly or severally the “Exchange”).  Spooner acknowledges that the foregoing Exchange approval may be conditional upon the approval of the issuance of the New Warrants by the shareholders of Xfone, Inc., and that Xfone, Inc. shall seek such shareholder approval, if so required by the Exchange, at its 2008 annual meeting of shareholders.  The New Warrants shall provide for a five (5) year term from the date of issuance and be convertible on a one-to-one basis into restricted Xfone Common Stock with a strike price of $3.63 per share.  For a period of five (5) years after the date hereof,  whenever Xfone, Inc. (“Xfone”) proposes to file a registration statement under the Securities Act of 1933, as amended, pertaining to the sale by Xfone of common stock or securities convertible into common stock in an underwritten offering, and the registration form to be used may be used for the registration of the shares underlying the New Warrants granted to Spooner under this Section 1.1(ii) (in this Section 1.1(ii) a "Piggyback Registration"), Xfone will give prompt written notice to Spooner of its intention to effect such a registration and will include in such registration the shares underlying Spooner’s New Warrants issued under this Section 1.1(ii) unless Spooner objects to inclusion of such shares by a written notice to Xfone within two (2) business days after the receipt of Xfone’s notice to Spooner.  If a Piggyback Registration is an underwritten primary registration on behalf of Xfone, and the managing underwriters advise Xfone in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering, Xfone will include in such registration (i) first, the securities Xfone proposes to sell, and (ii) second, the shares underlying New Warrants of Spooner requested to be included in such registration and securities held by other persons having piggyback registration rights, if any, pro rata among the holders of such securities on the basis of the number of shares of registerable securities held by such holders.  Xfone will pay the Registration Expenses with respect to all Piggyback Registrations.  The term "Registration Expenses" means expenses incident to registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses and fees and disbursements of counsel for Xfone and all independent certified public accountants, and other persons retained by Xfone.  Spooner shall pay, with respect to the underlying shares registered and proposed to be resold by him, all applicable underwriting or brokerage fees, as well as the fees and disbursements of any counsel employed by him in connection with such registration statement.  Spooner shall cooperate with Xfone with respect to the preparation and filing of the registration statement, and shall complete and execute any required questionnaire.

Spooner acknowledges and agrees that his 500,000 unvested options for Xfone Common Stock which were granted pursuant to Section 3.3 of the Employment Agreement were terminated on March 11, 2008, and that the remaining 100,000 vested options terminated on June 11, 2008 and he does not hold and is not due any other options under the Employment Agreement or otherwise.

(iii)           WS Telecom Merger Warrants.  Spooner and the Company agree that Spooner was issued 304,725 warrants for restricted Xfone Common Stock with a strike price of $3.63 and a term of 5 years from the date of issue on March 10, 2005 (the “WS Telecom Merger Xfone Warrants”) in connection with the consummation of the merger of WS Telecom, Inc. with and into Xfone USA, Inc. on March 10, 2005 pursuant to the Agreement and Plan of Merger dated May 28, 2004 (the “WS Telecom Merger Agreement”).

Spooner and the Company agree that pursuant to Xfone’s Registration Statement on Form SB-2 (File No. 333-139024) which was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on December 12, 2006, that 304,725 shares of Xfone Common Stock which may be issued in the event of exercise of the WS Telecom Merger Xfone Warrants were registered.

Within fourteen (14) business days of receipt by Xfone’s transfer agent (the “Transfer Agent”) of the original warrant certificate(s) evidencing the 304,725 WS Telecom Merger Xfone Warrants the Company shall cause the Transfer Agent to issue a replacement warrant certificate for 304,725 Xfone warrants exercisable on a one for one basis into unrestricted Xfone Common Stock with an expiration date of March 10, 2010 and a strike price of $3.63 per share.

(iv)           Acquisition Bonus Warrants.  Pursuant to Section 3.4 of the Employment Agreement, Spooner was to receive acquisition warrants (the “Acquisition Bonus Warrants”) for restricted Xfone Common Stock with a value equal to 1.334% of the Aggregate Transaction Consideration (as defined in the Employment Agreement) of each acquisition closed during Spooner’s employment period, with the value of the warrants received to be calculated by Xfone one day prior to the closing of each acquisition assuming a 90% volatility of the underlying Parent Common Stock pursuant to the Black Scholes option-pricing model, with vesting six months from the date of issue.  The warrants were to be convertible on a one-to-one basis into restricted Xfone Common Stock with a term of five years and a strike price equal to 10% above the closing price of the Parent Common Stock one day prior to the closing date of each acquisition.  Spooner was issued 32,390 Acquisition Bonus Warrants on July 11, 2006 which warrants are exercisable on a one to one basis into restricted Xfone Common Stock with an exercise price of $3.285 per share and an expiration date of July 11, 2011.  Pursuant to Xfone’s Registration Statement on Form SB-2 (File No. 333-139024) which was declared effective by the SEC on December 12, 2006, 32,390 shares of Xfone Common Stock which may be issued in the event of the exercise of the 32,390 Acquisition Bonus Warrants were registered.

The parties to this Agreement disagree as to the total number of Acquisition Bonus Warrants that Spooner was entitled to receive under Section 3.4 of his Employment Agreement for acquisitions completed by the Company during the term of his employment.  The parties agree that in full settlement and satisfaction of any Acquisition Bonus Warrants due to Spooner under Section 3.4 of the Employment Agreement, Xfone shall issue to Spooner an additional 21,452 non-tradable warrants convertible on a one to one basis into restricted Xfone Common Stock with 2,483 of the warrants to have an expiration date of December 30, 2010 with a strike price of $3.04 per share and 18,969 of the warrants to have an expiration date of March 31, 2011 with a strike price of $3.26 per share (the “Additional Acquisition Bonus Warrants”).  The Additional Acquisition Bonus Warrants shall be issued upon and subject to the approval of the Exchange.  Spooner acknowledges that the foregoing Exchange approval may be conditional upon the approval of the issuance of the Additional Acquisition Bonus Warrants by the shareholders of Xfone and that Xfone shall seek such shareholder approval, if so required by the Exchange, at its 2008 annual meeting of shareholders.  Through the expiration date of the Additional Acquisition Bonus Warrants, whenever Xfone proposes to file a registration statement under the Securities Act of 1933, as amended, pertaining to the sale by Xfone of common stock or securities convertible into common stock in an underwritten offering, and the registration form to be used may be used for the registration of the shares underlying the unexpired Additional Acquisition Bonus Warrants granted to Spooner under this Section 1.1(iv) (in this Section 1.1(iv) a "Piggyback Registration"), Xfone will give prompt written notice to Spooner of its intention to effect such a registration and will include in such registration the shares underlying Spooner’s unexpired Additional Acquisition Bonus Warrants issued under this Section 1.1(iv) unless Spooner objects to inclusion of such shares by a written notice to Xfone within two (2) business days after the receipt of Xfone’s notice to Spooner.  If a Piggyback Registration is an underwritten primary registration on behalf of Xfone, and the managing underwriters advise Xfone in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering, Xfone will include in such registration (i) first, the securities Xfone proposes to sell, and (ii) second, the shares underlying unexpired Additional Acquisition Bonus Warrants of Spooner requested to be included in such registration and securities held by other persons having piggyback registration rights, if any, pro rata among the holders of such securities on the basis of the number of shares of registerable securities held by such holders.  Xfone will pay the Registration Expenses with respect to all Piggyback Registrations.  The term "Registration Expenses" means expenses incident to registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses and fees and disbursements of counsel for Xfone and all independent certified public accountants, and other persons retained by Xfone.  Spooner shall pay, with respect to the underlying shares proposed to be resold by him, all applicable underwriting or brokerage fees, as well as the fees and disbursements of any counsel employed by him in connection with such registration statement.  Spooner shall cooperate with Xfone with respect to the preparation and filing of the registration statement, and shall complete and execute any required questionnaire.

(v)           Xfone shall use commercially reasonable efforts to obtain the Exchange approval and shareholder approval, if required for the issuance of the New Warrants and Additional Acquisition Bonus Warrants.

1.2           From and after the Employment Expiration Date, Spooner is not eligible to participate in any employee benefit plans of the Company other than to elect and to pay in accordance with the requirements of COBRA to continue coverage at Spooner’s own expense under the Company’s group health insurance plan.  Spooner further acknowledges and agrees that other than the warrants as provided in Section 1.1 hereof, that he is due no other warrants under the Employment Agreement or otherwise.

1.3           Spooner represents and warrants that the consideration recited in this Agreement constitutes a payment in compromise and settlement of claims for general damages as alleged by Spooner and as consideration for his obligations as provided in Sections 2, 3, 4 and 23 of this Agreement.  Except as specifically set forth herein, the Company or Spooner makes no representation or warranty concerning the tax treatment of the consideration for this Agreement.  Spooner and not the Company shall be solely liable for any taxes, penalties, interest, liens or subrogated claims (if any) payable, or alleged by any authority to be payable, as a result of the payments due under Section 1.1(i) or the issuance or exercise of any of the warrants issued pursuant to Section 1.1.  Spooner shall defend, indemnify and hold the Company harmless with respect to any actual or alleged liability for any such taxes, penalties, interest, liens or subrogated claims.  Spooner acknowledges and agrees that he accepts the warrants issued hereunder and the risk of any loss related thereto, including without limitation, the loss in value of the warrants or any loss resulting from the sale of any Xfone Common Stock acquired by exercise of any of the warrants.

Section 2
Release

2.1           Subject to the provisions of Section 19 of this Agreement, through the execution hereof, Spooner forever releases and discharges the Company, Xfone, NTS Communications, Inc., the Oberon Group, LLC and their respective affiliates (including subsidiaries), shareholders, directors, officers, employees, agents and attorneys (in their individual and representative capacities), including, without limitation Guy Nissenson, Barbara Baldwin and Adam Breslawsky (collectively the “Released Entities and Persons”) from any and all claims, demands, losses, damages, actions, causes of action, suits, debts, promises, liabilities, obligations, liens, costs, expenses, attorney’s fees, indemnities, subrogations  (contractual or equitable) or duties, of any nature, character or description whatsoever, arising from or relating to, directly or indirectly, Spooner’s employment and discontinuation of employment with the Company.

2.2           The release of claims in Subsection 2.1 includes, but is not limited to, claims at law or equity or sounding in contract (express or implied) or torts arising under federal, state or local laws or the common law prohibiting age, sex, race, national origins, disability, veteran status or any other forms of discrimination (including, but not limited to, the Family and Medical Leave Act, the Age Discrimination in Employment Act of 1967, the American with Disabilities Act of 1991, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Older Workers Benefit Protection Act, 42  U.S.C. § 1981, the National Labor Relation Act, and all amendments to the aforementioned statutes).

2.3           Subject to the provision of Section 19 of this Agreement, through the execution hereof, the Company forever releases and discharges Spooner and his agents and attorneys (in their individual and representative capacities), from any and all claims, demands, losses, damages, actions, causes of action, suits, debts, promises, liabilities, obligations, liens, costs, expenses, attorney’s fees, indemnities, subrogations  (contractual or equitable) or duties, of any nature, character or description whatsoever, arising from or relating to, directly or indirectly, Spooner’s employment with the Company.  The Company shall use commercially reasonable efforts to remove Spooner from any personal guaranty of any accounts of the Company.

Section 3
Non-Disparagement/Confidentiality

3.1           Spooner understands and agrees that Spooner shall not, publicly or privately, disparage or make any statements (written or oral) that could impugn the integrity, acumen, ethics, or business practices of the Released Entities and Persons except to the extent (and only to the extent) necessary in any judicial or arbitration action to enforce the provisions of this Agreement or in connection with any judicial or administrative proceeding to the extent required by applicable law.  Company agrees not to make any statements (written or oral) that could impugn the integrity, acumen, ethics, or business practices of Spooner except to the extent (and only to the extent) necessary in any judicial or arbitration action to enforce the provisions of this Agreement or in connection with any judicial or administrative proceeding to the extent required by applicable law.

3.2           The parties agree that the terms and conditions of this Agreement and the disputes, claims and discussions that gave rise to this Agreement shall be maintained in confidence, except that any party may reveal the terms of this Agreement to their respective accountants or attorneys or in connection with any action to enforce the terms of this Agreement or to the extent otherwise required by federal, state, or local laws or by the SEC or the Exchange.

Section 4
Cooperation

4.1           For a period of one year following the date of this Agreement Spooner understands and agrees that Spooner shall provide reasonable cooperation in connection with any action or proceeding which relates to the Company and/or its affiliates, including without limitation in connection with any litigation and/or disputes arising out of actions or inactions of the Company and/or its affiliates of which Spooner has knowledge or information.  Spooner further agrees to cooperate with the Company and its affiliates in a reasonable manner in supplying data, information, and expertise within Spooner's special knowledge or competence and otherwise assist the Company and its affiliates in the protection of the interests of the Company and its affiliates.  The Company shall pay Spooner a consulting fee of $200 per hour for each hour exceeding 5 hours per month and reimburse Spooner for reasonable out-of-pocket expenses pre-approved by the Company (such as hotel and travel expenses) incurred by Spooner in connection with such cooperation following its receipt of Spooner's appropriately itemized request.  Consulting payments and expense reimbursement shall be paid on the 15th of the month following the month in which such fee or expense was incurred, or on the next business day if a payment date falls in either a weekend or holiday.

Section 5
Company Property

5.1           Spooner agrees to return to the Company all Company documents (and all copies thereof) and any and all other Company property in Spooner’s possession, custody or control, including, but not limited to, financial information, customer information, customer lists, employee lists, Company files, notes, cellular telephones, personal computers (provided that Spooner may purchase his laptop for $600.00 upon return of a disc with any Company information and a certification that all Company information on the laptop has been transferred and returned to the Company and has been deleted from his laptop), contracts, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, software, tangible property, credit cards, entry cards, identification badges and keys, and any materials of any kind which contain or embody any proprietary or confidential material of the Company (and all reproductions thereof).  Upon return of such Company information by Spooner, the Company shall be responsible for retaining and/or maintaining such documents and/or property commensurate with its records retention policy.

Section 6
Authority to Execute

6.1           Each of the persons signing this Agreement represents and warrants that he or she has all requisite authority to execute and perform this Agreement.

Section 7
Binding Effect

7.1           This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, successors and assigns.  Except as specifically provided in Section 2 of this Agreement and except to the extent that the rights created hereunder inure to the benefit of Spooner’s heirs, this Agreement is not intended to create, and shall not create, any rights in any person who is not a party to this Agreement.

Section 8
Waiver

8.1           Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver of that right, remedy, power or privilege.  No waiver of any right, remedy, power or privilege with respect to any particular occurrence shall be construed as a wavier of such right, remedy, power or privilege with respect to any other occurrence.

Section 9
Time of the Essence

9.1           Time is of the essence in the performance of this Agreement and all of its terms, provisions, conditions and covenants.

Section 10
Entire Agreement

10.1           This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and may not be changed or terminated orally, but only by a written instrument executed by the parties after the date of this Agreement.  The Company and Spooner further acknowledge and agree that neither party will make any claim, at any time or place, that this Agreement has been orally altered or modified in any respect whatsoever.  It is expressly acknowledged and recognized by all parties that there are no oral or written collateral agreements between Spooner and the Company other than such agreements as may be contained or referenced herein.

Section 11
Construction/Breach

11.1           The terms and conditions of this Agreement shall be construed as a whole according to the fair meaning and not strictly for or against any party.  The parties acknowledge that each of them has reviewed this Agreement and has had the opportunity to have it reviewed by its attorneys, and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement, including any exhibits or amendments thereto.

11.2           Spooner understands and agrees that a breach of any of his obligations or duties under Sections 2, 3, 4, 5 of this Agreement, or Sections 7, 8 and 9 of the Employment Agreement which are not cured within ten (10) days of notice thereof from the Company will cause, without prejudice to any other remedy that the Released Entities and Persons may have against Spooner under any applicable law, any future payments due Spooner to not be paid, will cause a forfeiture of any prior payments under Section 1.1(i) of this Agreement, cancellation of the New Warrants granted hereunder in Section 1.1(ii) hereof, and will give the Company the right to purchase any Xfone Common Stock acquired by exercise of any of the New Warrants of Spooner granted under Section 1.1(ii) hereunder at the strike price therefore.

Section 12
Partial Invalidity

12.1           If any term of this Agreement or the application of any term of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, all provisions, covenants and conditions of this Agreement, and all of their applications, not so held invalid, void or unenforceable, shall continue in full force and effect and shall not be affected, impaired or invalidated in any way.

Section 13
Attorneys’ Fees

13.1           In any action or proceeding to enforce the terms of this Agreement or to redress any violation of this Agreement, the prevailing party shall be entitled to recover as damages its reasonable attorneys’ fees and costs incurred, whether or not the action is reduced to judgment.  For the purposes of this provision, the “prevailing party” shall be that party who is successful with regard to the main issue, even if that party did not prevail on all issues.

Section 14
Governing Law

14.1           The laws of the State of Mississippi applicable to contracts made or to be wholly performed in the State of Mississippi (without giving effect to choice of law or conflict of law principles) shall govern the validity, construction, performance and effect of this Agreement.

Section 15
Consent to Jurisdiction and Venue; Service of Process

15.1           Each of the parties to this Agreement submit to the personal jurisdiction of the courts of the State of Mississippi, County of Rankin and the Federal courts of the United States sitting in the Southern District of Mississippi, and any appellate court from any such state or Federal court, and hereby irrevocably and unconditionally agree that all claims, actions and proceedings arising out of or relating to this Agreement may be heard and determined in such courts or, to the extent permitted by law, in such Federal court.  Each of the parties to this Agreement agree that a final nonappealable judgment in any such claim, action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.

15.2           Each of the parties to this Agreement irrevocably and unconditionally waives, to the fullest extent that each such party may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any related matter in the courts of the State of Mississippi, County of Rankin and the Federal courts of the United States sitting in the Southern District of Mississippi, and the defense of an inconvenient forum to the maintenance of such claim in any such court.

15.3           Spooner agrees that process may be served on him by registered mail, addressed to Spooner’s last address known to the Company, or in any other manner authorized by law.

Section 16
Necessary Action

16.1           Each of the parties shall do any act or thing and execute any or all documents or instruments necessary or proper to effectuate the provisions and intent of this Agreement.

Section 17
Notices

17.1           Any and all notices and demands by or from any party required or desired to be given under this Agreement shall be in writing and shall be validly given or made if served either personally or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested, or if sent by a nationally recognized overnight delivery service.  If such notice or demand is served by registered or certified mail or by overnight delivery in the manner provided, service shall be conclusively deemed given upon receipt or attempted delivery, whichever is sooner.

17.2           Any notice of demand to Spooner shall be addressed to him at 153 Belle Pointe, Madison, Mississippi 39110.

17.3           Any notice of demand to the Company or Xfone shall be addressed as follows:

Xfone USA, Inc.
5307 West Loop 289, Suite 200
Lubbock, TX  79414
ATTN:  President and CEO
Phone: (806) 797-0687
E-mail:  Barbara.Baldwin@ntscom.com

with a copy to:

Xfone, Inc.
1 Haodem Street, 3rd Floor
Petach Tikva
Israel
ATTN:  General Counsel
Phone: (011) 972-3925-4452
E-mail: alon@xfone.com

and to:

Watkins Ludlam Winter & Stennis, P.A.
633 North State Street
Jackson, MS  39202
ATTN:  Gina M. Jacobs
Phone:  (601) 949-4705
E-mail:  gjacobs@watkinsludlam.com

17.4           Any party may change its address for receiving notices or demands by a written notice given in the manner provided in this Section, which notice of change of address shall not become effective, however, until its actual receipt by the other party.

Section 18
Miscellaneous

The captions appearing at the commencement of the Sections of this Agreement are descriptive only and for convenience in reference to this Agreement and shall not define, limit or describe the scope or intent of this Agreement, nor in any way affect this Agreement.

Section 19
Revocation Period

19.1           This Agreement is enforceable when both parties have signed the Agreement.  Spooner and the Company understand and acknowledge that Spooner has seven (7) calendar days following his execution of this Agreement to revoke his acceptance of this Agreement.

19.2           For revocation under Section 19.1 to be effective, written notice of revocation must be received by the Company no later than 5:00 p.m. on the seventh (7th) calendar day after Spooner signs this Agreement.  If Spooner revokes this Agreement, it shall not be effective or enforceable, and neither party will be deemed to have released the other or to have waived any rights with respect to the matters addressed in this Agreement.

Section 20
Time to Review Agreement

20.1           Spooner acknowledges that he received a copy of this Agreement and was given at least twenty-one (21) days to review and consider the provisions of this Agreement prior to execution.

Section 21
Advice of Counsel

21.1           EACH PARTY ACKNOWLEDGES THAT IT CONSULTED WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.

Section 22
Voluntary Nature of Agreement

22.1           Both parties acknowledge that they have carefully read this Agreement; that they have been afforded an opportunity for counsel of their choosing to read and review it; that they have had the provisions fully explained to them by their counsel; that the only promises made are those stated in this Agreement; and that they are signing this Agreement freely, voluntarily and with full knowledge of its terms and consequences.

Section 23
Confidentiality and Non-Compete Agreement

23.1           For and in consideration of the payments provided in Section 1.1 hereof, the terms and conditions of the Confidentiality provisions as provided in Section 7 of the Employment Agreement and Non-Compete and Non-Interference as provided in Sections 8 and 9 of the Employment Agreement are not modified by this Agreement and are hereby ratified by Spooner and shall remain in full force and effect.

Section 24
Counterparts

24.1           This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank]

PLEASE READ THIS AGREEMENT CAREFULLY.
IT CONTAINS A RELEASE OF ALL CLAIMS.

SPOONER:                                                                                     COMPANY:

Xfone USA, Inc.
/s/ Wade Spooner
Wade Spooner
By: /s/ Guy Nissenson
Date: August 15, 2008                                                                                     Guy Nissenson, Chairman

Date: August 15, 2008

Xfone, Inc., solely for purposes of agreeing to provisions of Section 1.1(ii)-(v)

By: /s/ Guy Nissenson
Guy Nissenson, President and CEO

Date: August 15, 2008